UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2018

CSS Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Plymouth Road, Suite 300, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 729-3959

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2018, John M. Roselli, our Executive Vice President–Finance and Chief Financial Officer, notified us of his resignation. Effective August 31, 2018, he ceased serving as our Chief Financial Officer. He will provide transition services through September 7, 2018.

On August 29, 2018, we approved the appointment of Keith W. Pfeil as our Executive Vice President–Finance and Chief Financial Officer effective on August 31, 2018. In such capacity, Mr. Pfeil will serve as the Company’s principal financial officer.

Mr. Pfeil, age 40, has served as our Senior Vice President–Financial Planning and Analysis and Investor Relations since July 2017. From August 2016 to July 2017, he served as our Vice President–Financial Planning and Analysis. Prior to that, he served as Vice President–Financial Planning and Analysis for Paper Magic Group, Inc. (“Paper Magic”), a subsidiary of the Company, from June 2013 to July 2017. Since originally joining the Company in 2003 as a manager of financial analysis for Paper Magic, Mr. Pfeil has steadily increased his financial leadership position in the Company, including prior service in capacities such as Director of Internal Audit and Director of Financial Analysis. Mr. Pfeil also previously worked in the transaction advisory practice of Ernst & Young LLP and in the assurance practices of KPMG LLP and Arthur Andersen LLP, respectively. Mr. Pfeil holds an Executive Masters of Business Administration from Saint Joseph’s University and a Bachelor of Science in accounting from Elizabethtown College.
In connection with our appointment of Mr. Pfeil as Chief Financial Officer, we have entered into an employment agreement with Mr. Pfeil providing for the following effective from and after August 31, 2018: (i) a base salary of $330,000 per annum; (ii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 60% of Mr. Pfeil’s then-current annual base salary; (iii) a future management recommendation to the Human Resources Committee of our Board of Directors for a grant to Mr. Pfeil of stock options to acquire 10,000 shares of Company common stock and 10,000 restricted stock units, all subject to the provisions of our 2013 Equity Compensation Plan and the terms of the grant instruments to be provided at the time of the grants; (iv) a company-leased automobile to be made available for Mr. Pfeil’s use, and (v) an allowance of up to $150,000 for reimbursement of relocation expenses. The foregoing description of the employment agreement is qualified in its entirety by the terms of such agreement, a copy of which is filed herewith as Exhibit 99.2.

Item 7.01 Regulation FD Disclosure.
On August 31, 2018, we issued a press release announcing the resignation of John M. Roselli as our Chief Financial Officer and the appointment of Keith W. Pfeil as our new Chief Financial Officer. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. This press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference into any filing made by us under the Exchange Act and/or the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(d) The following Exhibits are furnished, in the case of Exhibit 99.1, and filed, in the case of Exhibit 99.2, herewith:
EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 31, 2018.
99.2	Employment Agreement dated August 30, 2018 between CSS Industries, Inc. and Keith Pfeil.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

Date:	August 31, 2018	By:	/s/ William G. Kiesling
William G. Kiesling
Vice President–Legal and Licensing and General Counsel

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